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                                TEAM MUCHO, INC.



                                  Exhibit 23(b)





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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
TEAM Mucho, Inc.

We consent to the use of our independent auditors' report dated July 26, 2000 on the consolidated statement of operations of Team Mucho, Inc. (formerly known as Mucho.com, Inc.) and the related statements of changes in shareholders' equity and cash flows for the period from inception (July 8, 1999) to December 31, 1999, incorporated by reference in a Form S-8 for the Team Mucho, Inc. 1996 Incentive Stock Plan, to be filed with the Securities and Exchange Commission on approximately April 3, 2002.


/s/ Stonefield Josephson, Inc.

Santa Monica, California
April 2, 2002